Company Contact: Fortress International Group, Inc.	Investor Contacts:
Timothy C. Dec, Chief Financial Officer	Fortress International Group, Inc.
Phone: (410) 423-7300	Harvey L. Weiss
Vice Chairman
Phone: (410) 423-7425
hweiss@thefigi.com

The Piacente Group, Inc.
Brandi Floberg / Lee Roth
Phone: (212) 481-2050
figi@tpg-ir.com

FORTRESS INTERNATIONAL GROUP, INC. REPORTS SECOND QUARTER 2011
FINANCIAL RESULTS

Achieves Second Quarter Net Income of $2.0 Million and Adjusted EBITDA of $1.3 Million on
$10.5 Million in Revenue

Backlog as of June 30, 2011 Increases to $41.1 Million

COLUMBIA, MD, August 10, 2011 — Fortress International Group, Inc. (Other OTC: FIGI.PK), a provider of consulting and engineering, construction management and 24/7/365 site services for mission-critical facilities, today announced financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Financial Highlights:

•	Revenue of $10.5 million, compared with $22.7 million in the second quarter of 2010
•	Gross profit of $3.9 million, an increase of 22% over $3.2 million in the second quarter of 2010
•
Net income of $2.0 million, or $0.15 and $0.13 per basic and diluted share, respectively, compared with $0.4 million, or $0.03 per basic and diluted share in the second quarter of 2010. Net income for the second quarter of 2011 included $0.9 million in other income, primarily related to a one-time legal settlement

•	Adjusted EBITDA of $1.3 million, compared with adjusted EBITDA of $0.8 million in the second quarter of 2010
•	Backlog of $41.1 million at June 30, 2011
•	Cash and cash equivalents totaling $7.3 million as of June 30, 2011
•	Working capital of $8.6 million as of June 30, 2011

Financial Highlights for the Six Months Ended June 30, 2011:

•	Revenue of $20.1 million, compared with $39.8 million in the six months ended June 30, 2010

•	Gross profit of $8.0 million, an increase of 40% over $5.7 million in the six months ended June 30, 2010
•
Net income of $3.0 million, or $0.22 and $0.21 per basic and diluted share, respectively, compared with $0.1 million, or $0.01 per basic and diluted share in year-ago period. Net income for the six months ended June 30, 2011 included $0.9 million in other income, primarily related to a one-time legal settlement

•	Adjusted EBITDA of $2.6 million, compared with adjusted EBITDA of $0.8 million for the six months ended June 30, 2010

Commenting on the results, Chief Executive Officer Thomas P. Rosato stated, “Our results for the second quarter and first half of 2011 demonstrate our strategic focus on higher margin projects to drive sustained profitability. Although revenue declined on a year-over-year basis, gross profit, net income and adjusted EBITDA increased appreciably compared to the second quarter of last year.  We closed over $29 million in new bookings during the second quarter and $37.9 million during the first six months of 2011, growing our backlog to its highest level in over a year as we turned multiple pipeline projects into signed contracts.

“I am particularly proud of the quality and caliber of projects our team has been winning, as many of them have focused on higher-level services related to facility upgrades and energy efficiency optimization utilizing new, more advanced technologies and processes.  Our new business activity was highlighted by a $16 million data center construction project, as well as a number of high-margin, recurring revenue contracts in our Facilities Management group. We are winning business from both new and old customers, and effectively transitioning relationships that had historically focused on Technology Consulting and Construction Management to long-term Facilities Management programs, which are both improving our margins and providing us with greater financial visibility. With a strong backlog of profitable business and a number of pipeline opportunities and the right resources in place to execute our strategic plans, we are excited about Fortress’ prospects for the second half of the year with regard to ongoing customer wins and continued profitability.”

Chief Financial Officer Timothy C. Dec added, “Our financial performance in the first half of the year, and the second quarter in particular, reflect our team’s ability to manage the business for profitability as we focus on balancing the size and quality of our revenue base. Over the last several quarters, we have shifted our revenue mix and our backlog toward higher-quality, higher-margin business while continuing to carefully manage our expenses. These efforts have resulted in a significantly improved bottom line, with nearly $3 million in net income during the first six months of 2011, as well as renewed strength in our backlog. We will continue incorporating new elements into our profit-first operating strategy and are confident that these efforts will yield meaningful results in our ability to further improve operational performance.”

Quarterly Conference Call Details

The Company will conduct its regularly scheduled financial announcement conference call on Wednesday, August 10, 2011, at 9:00 a.m. EDT. Investors may listen to the conference call via telephone at: 877-941-2068 (U.S./Canada) or 480-629-9712 (international) or via live audio web cast on the investor relations section of the Company's website at www.thefigi.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call and will be available until Wednesday, August 24, 2011. The audio replay can be accessed by dialing 800-406-7325 (U.S./Canada) or 303-590-3030 (international) and entering conference call ID 4458360, or via an archived webcast available on the investor relations section of the Company's website at www.thefigi.com.

About Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental financial measure not defined under Generally Accepted Accounting Principles (GAAP). We define adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, impairment loss on goodwill and other intangibles, stock-based compensation, lease exit costs, provision for bad debts and other income (expense), net.  We present adjusted EBITDA because we believe this supplemental measure of operating performance is helpful in comparing our operating results across reporting periods on a consistent basis by excluding items that may, or could, have a disproportionate positive or negative impact on our results of operations in any particular period. We also use adjusted EBITDA as a factor in evaluating the performance of certain management personnel when determining incentive compensation. The adjusted EBITDA presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, adjusted EBITDA has been reconciled to net income, the nearest GAAP measure, and this reconciliation is located under the heading "Adjusted EBITDA Reconciliation" following the Consolidated Statements of Operations included in this press release.

About Fortress International Group, Inc.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. Fortress provides consulting and engineering, construction management and 24/7/365 site services for the world's most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost.

Fortress International Group, Inc. is headquartered in Maryland, with offices throughout the U.S. For more information, visit: www.thefigi.com or call 888-321-4877.

Fortress International Group, Inc. — setting a new standard for the optimized critical facility.

Forward Looking Statements

This press release may contain "forward-looking statements" — that is, statements related to future — not past — events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "prospects," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to operating in a highly competitive industry; actual or potential conflicts of interest between the Company and members of the Company’s senior management; risk relating to rapid technological, structural, and competitive changes affecting the industries the Company serves; the uncertainty as to whether the Company can replace its backlog; risks involved in properly managing complex projects; risks relating the possible cancellation of customer contracts on short notice; risks relating our ability to continue to implement our business plan; risks relating to our ability to meet all of the terms and conditions of our debt obligations; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements.

Fortress International Group, Inc.
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30,	December 31,
	2011	2010
Assets
Current Assets
Cash and cash equivalents	$7,274,395	$10,980,420
Contract and other receivables, net	8,554,227	10,134,475
Costs and estimated earnings in excess of billings on uncompleted contracts	1,001,524	1,079,813
Prepaid expenses and other current assets	664,655	555,375
Total current assets	17,494,801	22,750,083
Property and equipment, net	330,780	375,926
Goodwill	3,811,127	3,811,127
Other intangible assets, net	60,000	60,000
Other assets	32,778	40,210
Total assets	$21,729,486	$27,037,346
Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable, current portion	$125,000	$200,572
Accounts payable and accrued expenses	4,367,715	9,370,446
Billings in excess of costs and estimated earnings on uncompleted contracts	4,419,859	7,892,460
Total current liabilities	8,912,574	17,463,478
Notes payable, less current portion	-	-
Convertible notes, less current portion	2,707,301	2,750,000
Other liabilities	106,234	137,218
Total liabilities	11,726,109	20,350,696
Commitments and Contingencies	-	-
Stockholders’ Equity
Preferred stock- $.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock- $.0001 par value, 49,000,000 and 100,000,000 shares authorized; 14,022,543 and 13,857,127 issued; 13,516,533 and 13,384,860 outstanding at June 30, 2011 and December 31, 2010, respectively	1,402	1,386
Additional paid-in capital	65,631,695	65,247,545
Treasury stock 506,010 and 472,267 shares at cost at
June 30, 2011 and December 31, 2010, respectively	(1,136,670)	(1,084,809)
Accumulated deficit	(54,493,050)	(57,477,472)
Total stockholders' equity	10,003,377	6,686,650
Total liabilities and stockholders’ equity	$21,729,486	$27,037,346

Fortress International Group, Inc.
Condensed Consolidated Statements of Operations

	(Unaudited) For the Three Months Ended		(Unaudited) For the Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Results of Operations:
Revenue	$10,515,498	$22,654,415	$20,130,427	$39,769,907
Cost of revenue	6,614,311	19,454,452	12,093,169	34,105,423
Gross profit	3,901,187	3,199,963	8,037,258	5,664,484
Operating expenses:
Selling, general and administrative	2,795,556	2,649,436	5,830,167	5,269,841
Depreciation and amortization	57,798	92,321	120,498	187,800
Total operating costs	2,853,354	2,741,757	5,950,665	5,457,641
Operating income	1,047,833	458,206	2,086,593	206,843
Interest income (expense), net	(4,422)	(23,816)	(21,255)	(62,605)
Other income (expense), net	919,084	-	919,084	-
Income before income taxes	1,962,495	434,390	2,984,422	144,238
Income tax expense	-	-	-	-
Net income	$1,962,495	$434,390	$2,984,422	$144,238
Basic Earnings per Share:
Earnings per common share	$0.15	$0.03	$0.22	$0.01
Weighted average common shares outstanding	13,456,310	13,370,738	13,427,997	13,193,534
Diluted Earnings per Share:
Earnings per common share	$0.13	$0.03	$0.21	$0.01
Weighted average common shares outstanding	14,899,608	14,156,784	14,828,141	14,010,302

Fortress International Group, Inc.
Adjusted EBITDA Reconciliation

	(Unaudited) For the Three Months Ended		(Unaudited) For the Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net income	$1,962,495	$434,390	$2,984,422	$144,238
Interest (income) expense, net	4,422	23,816	21,255	62,605
Income tax expense (benefit)	-	-	-	-
Depreciation and amortization	57,798	92,321	120,498	187,800
EBITDA	$2,024,715	$550,527	$3,126,175	$394,643
Stock based compensation	175,257	199,486	342,183	355,344
Other income (expense), net	(919,084)	-	(919,084)	-
Lease exit costs	(33,062)	-	(33,062)	19,888
Provision for bad debts	60,000	-	90,000	-
Adjusted EBITDA	$1,307,826	$750,013	$2,606,212	$769,875